Exhibit 5.1




                              DAVIS POLK & WARDWELL
                              450 Lexington Avenue
                              New York, N.Y. 10017
                                  212-450-4000




                                 July 12, 2000



ImClone Systems Incorporated
180 Varick Street
New York, NY 10014

Ladies and Gentlemen:

     We have acted as counsel to ImClone Systems Incorporated, a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement'), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) $240,000,000 principal amount at maturity of 5 1/2% Convertible Subordinated Notes due 2005 (the "Notes"), and (ii) a presently indeterminate number of shares (the "Shares") of common stock, par value $0.001 per share, of the Company issuable upon conversion of the Notes.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     We are of the opinion that the Notes have been duly authorized by the Company and, assuming execution and authentication in accordance with the terms of the Indenture (the "Indenture") referred to in the prospectus contained in the Registration Statement and delivery and payment therefor in accordance with the Purchase Agreement dated February 23, 2000, constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity, and are entitled to the benefits of the Indenture.

     On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares, we are of the opinion that the Shares have been duly authorized and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.



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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                     Very truly yours,



                                                 /s/ Davis Polk & Wardwell